UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 27, 2017

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

001-36250	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

7035 Ridge Road, Hanover, MD	21076
(Address of Principal Executive Offices)	(Zip Code)

(410) 694-5700
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 - OTHER EVENTS.

Previously, Ciena Corporation (“Ciena” or the “Company”) announced the resignation of its Senior Vice President and Chief Operating Officer. In connection therewith, and effective as of February 27, 2017, Ciena announced the appointment of three new executive officers reporting to Gary B. Smith, Ciena’s President and Chief Executive Officer, as follows:

•
Rick Hamilton, age 45, Senior Vice President, Global Software and Services. Mr. Hamilton is responsible for Ciena’s Blue Planet software platform and global services organization, including consulting and support services for designing, deploying, managing and maintaining communications networks. Mr. Hamilton joined Ciena in October 2016 as Senior Vice President, Global Services & Automation. Prior to joining the Company, he served as Corporate Vice President, Professional Services for Juniper Networks from January to October 2016. Mr. Hamilton previously served as Vice President, Cloud & Managed Services with Cisco Systems, where he spent more than ten years in various services leadership positions.

•
Scott McFeely, age 53, Senior Vice President, Networking Platforms. Mr. McFeely is responsible for Ciena's research and development activities relating to its packet-optical and packet networking portfolios, product line management, supply chain operations, and network integration functions on a global basis. He previously served as Ciena's Vice President, Global Portfolio Management and Business Operations. Mr. McFeely joined Ciena in 2010 in connection with the Company's acquisition of Nortel's Metro Ethernet Networks business, with which he spent more than 20 years in a variety of technical and management roles.

•
Jason Phipps, age 45, Senior Vice President, Global Sales and Marketing. Mr. Phipps is responsible for Ciena’s global sales organization and its marketing and communications functions. Prior to this appointment, Mr. Phipps served as Ciena’s Vice President and General Manager, North America Sales, during which time he also oversaw the Global Partners & Channels practice. Mr. Phipps joined Ciena in 2002 and has previously held a number of sales and marketing leadership positions with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: March 1, 2017	By:	/S/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary